Exhibit 99.1

Navistar International Corporation 2701 Navistar Dr. Lisle, IL 60532 USA P: 331-332-5000 W: navistar.com

Media contact:	Steve Schrier, 331-332-2264
Investor contact:	Heather Kos, 331-332-2406
Web site:	www.Navistar.com/newsroom

NAVISTAR REPORTS THIRD QUARTER RESULTS

•	Reports net loss of $2 million, or 2-cents per share, on revenues of $2.8 billion

•	Achieves quarterly income from continuing operations before income taxes for first time since 2011

•	Exceeds EBITDA guidance, excluding one-time items and pre-existing warranty expense

•	Increases chargeouts for Class 6-8 trucks and buses in U.S. and Canada by 10 percent year-over-year

•	Finishes quarter with 54 percent increase in order backlog year-over-year

•	Reduces structural costs by additional $86 million

•	Ends quarter with $1.1 billion in manufacturing cash

LISLE, Ill. (September 3, 2014) – Navistar International Corporation (NYSE: NAV) today announced a third quarter 2014 net loss of $2 million, or $0.02 per diluted share, compared to a third quarter 2013 net loss of $247 million, or $3.06 per diluted share. Revenues in the quarter were $2.8 billion, essentially flat versus the third quarter of 2013.

“Our third quarter results reflect a number of positive trends including increased production, improvements in warranty charges, cost reductions that further lowered our breakeven point and our continued efforts to manage cash,” said Troy A. Clarke, Navistar president and chief executive officer. “While we have work ahead of us to grow the business, improve our market share and further reduce our cost of doing business, we do take some satisfaction in achieving positive income from continuing operations before taxes—an important financial milestone we’ve not realized in our quarterly performance since 2011.”

The company reported $21 million in income from continuing operations before income taxes in the third quarter of 2014 compared to a $211 million loss from continuing operations before income taxes for the same period one year ago. Third quarter 2014 EBITDA was $142 million versus an EBITDA loss of $74 million in the same period one year ago. This year’s third quarter included a $29 million benefit in pre-existing warranty adjustments, partially offset by $20 million in restructuring and impairment charges. As a result, adjusted third quarter 2014 EBITDA was $133 million, which exceeded the company’s third quarter guidance of between $75 million and $125 million, excluding pre-existing warranty and one-time items.

Navistar finished the third quarter 2014 with $1.1 billion in manufacturing cash, cash equivalents and marketable securities. Excluding a $90 million intercompany loan from NFC, Navistar’s captive finance company, manufacturing cash ended the quarter at $1.01 billion, at the midpoint of the guidance range, as the loan was not included in the guidance.

The company reduced its year-over-year structural costs in the third quarter by an additional $86 million, including $67 million in savings from selling, general, and administrative (SG&A) expense and $19 million in reduced engineering costs. Year-to-date, Navistar has reduced structural costs by $245 million.

Navistar’s warranty spend improved in the third quarter, down 22 percent year-over-year. These results were driven by significant quality performance improvements, lower repair costs and a reduced population of trucks still in the warranty periods.

Third quarter highlights included a 10 percent year-over-year increase in chargeouts for Class 6-8 trucks and buses in the United States and Canada, as well as ending the quarter with a 54 percent increase in order backlog year-over-year. Also, in July, Navistar launched its line of severe service trucks powered by the company’s 9/10 SCR engines.

“Regaining market share remains a top priority and while we still have work to do, we are excited by the favorable feedback we receive from those customers who have bought and experienced our new trucks,” Clarke added. “With additional offerings for medium-duty and severe service applications, we’re very encouraged with our future prospects.”

The company provided the following guidance updates:

•	Raised Class 8 industry forecast for FY2014 (U.S./Canada) to 235,000-240,000;

•	Expects to finish FY2014 with $300 million in structural cost savings;

•	Projects Q4 EBITDA of $115 million to $165 million, excluding pre-existing warranty and one-time items; and

•	Projects between $1.0 billion and $1.1 billion in manufacturing cash, cash equivalents and marketable securities at the end of Q4 after repaying the remaining $166 million of the company’s 3% senior subordinated convertible notes maturing in October.

Summary of Financial Results:

	Third Quarter		First Nine Months
(in millions, except per share data)	2014	2013	2014	2013
Sales and revenues, net	$2,844	$2,861	$7,798	$8,024
Segment Results:
North America Truck	$(12)	$(143)	$(353)	$(547)
North America Parts	127	98	357	329
Global Operations	(2)	(22)	(185)	—
Financial Services	24	23	71	64
Loss from continuing operations, net of tax(A)	$(3)	$(237)	$(550)	$(704)
Net loss(A)	(2)	(247)	(547)	(744)
Diluted loss per share from continuing operations(A)	$(0.04)	$(2.94)	$(6.77)	$(8.76)
Diluted loss per share(A)	(0.02)	(3.06)	(6.73)	(9.25)

(A)	Amounts attributable to Navistar International Corporation.

North America Truck — For the third quarter 2014, the North America Truck segment recorded a loss of $12 million, compared with a year-ago third quarter loss of $143 million. The year-over-year improvement was primarily driven by lower charges for adjustments related to pre-existing warranties and additional structural cost savings. Chargeouts for traditional markets were up 10 percent, reflecting a 24 percent increase of Class 8 heavy-duty trucks and a 6 percent increase in Class 6/7 medium-duty trucks, partially offset by an 18 percent decrease in Class 8 severe service trucks.

North America Parts — For the third quarter 2014, the North America Parts segment recorded a profit of $127 million, compared to a year-ago third quarter profit of $98 million. Parts revenues in the quarter improved by 4 percent due to improvements in commercial markets, partially offset by lower military sales. Profit improved by 30 percent year-over-year driven by stronger performance in commercial markets.

Global Operations — For the third quarter 2014, global operations recorded a loss of $2 million compared to a year-ago third quarter loss of $22 million. The year-over-year improvement was primarily driven by geographic mix from its export truck operations, lower foreign exchange losses and lower SG&A expenses resulting from the company’s cost-reduction initiatives, partially offset by a decline in South America engine volumes.

Financial Services — For the third quarter 2014, the financial services segment recorded a profit of $24 million compared to third quarter 2013 profit of $23 million. Financial results improved due to lower structural costs and interest income from an intercompany loan, which more than offset the effects of lower overall retail balances.

About Navistar

Navistar International Corporation (NYSE: NAV) is a holding company whose subsidiaries and affiliates produce International® brand commercial and military trucks, MaxxForce® brand diesel engines, and IC Bus™ brand school and commercial buses. An affiliate also provides truck and diesel engine service parts. Another affiliate offers financing services. The International® ProStar® with Cummins ISX15 and International® TerraStar® 4x4 were named 2014 heavy-duty and medium-duty commercial truck of the year, respectively, by the American Truck Dealers (ATD) association. Additional information is available at www.Navistar.com.

Forward-Looking Statement

Information provided and statements contained in this report that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements only speak as of the date of this report and the company assumes no obligation to update the information included in this report. Such forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or similar expressions. These statements are not guarantees of performance or results and they involve risks, uncertainties, and assumptions. For a further description of these factors, see the risk factors set forth in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the fiscal year ended October 31, 2013 and our quarterly report on Form 10-Q for the quarter ended July 31, 2014. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. All future written and oral forward-looking statements by us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. Except for our ongoing obligations to disclose material information as required by the federal securities laws, we do not have any obligations or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events.

Navistar International Corporation and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended July 31,		Nine Months Ended July 31,
(in millions, except per share data)	2014	2013	2014	2013
Sales and revenues
Sales of manufactured products, net	$2,806	$2,820	$7,683	$7,905
Finance revenues	38	41	115	119

Sales and revenues, net	2,844	2,861	7,798	8,024

Costs and expenses
Costs of products sold	2,417	2,547	6,899	7,196
Restructuring charges	16	6	27	14
Asset impairment charges	4	17	173	17
Selling, general and administrative expenses	241	308	717	905
Engineering and product development costs	80	99	253	310
Interest expense	78	76	234	240
Other expense (income), net	(11)	22	(5)	(35)

Total costs and expenses	2,825	3,075	8,298	8,647
Equity in income of non-consolidated affiliates	2	3	5	6

Income (loss) from continuing operations before income taxes	21	(211)	(495)	(617)
Income tax expense	(14)	(16)	(25)	(53)

Income (loss) from continuing operations	7	(227)	(520)	(670)
Income (loss) from discontinued operations, net of tax	1	(10)	3	(40)

Net Income (loss)	8	(237)	(517)	(710)
Less: Net income attributable to non-controlling interests	10	10	30	34

Net loss attributable to Navistar International Corporation	$(2)	$(247)	$(547)	$(744)

Amounts attributable to Navistar International Corporation common shareholders:
Loss from continuing operations, net of tax	$(3)	$(237)	$(550)	$(704)
Income (loss) from discontinued operations, net of tax	1	(10)	3	(40)

Net loss	$(2)	$(247)	$(547)	$(744)

Earnings (loss) per share:
Basic:
Continuing operations	$(0.04)	$(2.94)	$(6.77)	$(8.76)
Discontinued operations	0.02	(0.12)	0.04	(0.49)

	$(0.02)	$(3.06)	$(6.73)	$(9.25)

Diluted:
Continuing operations	$(0.04)	$(2.94)	$(6.77)	$(8.76)
Discontinued operations	0.02	(0.12)	0.04	(0.49)

	$(0.02)	$(3.06)	$(6.73)	$(9.25)

Weighted average shares outstanding:
Basic	81.4	80.6	81.3	80.4
Diluted	81.4	80.6	81.3	80.4

Navistar International Corporation and Subsidiaries

Consolidated Balance Sheets

	July 31,	October 31,
(in millions)	2014	2013
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$547	$755
Marketable securities	618	830
Trade and other receivables, net	568	737
Finance receivables, net	1,707	1,597
Inventories	1,462	1,210
Deferred taxes, net	39	72
Other current assets	202	258

Total current assets	5,143	5,459
Restricted cash	121	91
Trade and other receivables, net	26	29
Finance receivables, net	302	338
Investments in non-consolidated affiliates	72	77
Property and equipment (net of accumulated depreciation and amortization of $2,533 and $2,440, respectively)	1,657	1,741
Goodwill	38	184
Intangible assets (net of accumulated amortization of $106 and $97, respectively)	98	138
Deferred taxes, net	153	159
Other noncurrent assets	92	99

Total assets	$7,702	$8,315

LIABILITIES and STOCKHOLDERS’ DEFICIT
Liabilities
Current liabilities
Notes payable and current maturities of long-term debt	$1,020	$1,163
Accounts payable	1,572	1,502
Other current liabilities	1,425	1,596

Total current liabilities	4,017	4,261
Long-term debt	4,184	3,922
Postretirement benefits liabilities	2,450	2,564
Deferred taxes, net	14	33
Other noncurrent liabilities	1,083	1,136

Total liabilities	11,748	11,916
Redeemable equity securities	2	4
Stockholders’ deficit
Series D convertible junior preference stock	3	3
Common stock (86.8 shares issued, $0.10 par value per share and 220 shares authorized, all at both dates)	9	9
Additional paid-in capital	2,499	2,477
Accumulated deficit	(4,610)	(4,063)
Accumulated other comprehensive loss	(1,758)	(1,824)
Common stock held in treasury, at cost (5.5 and 6.3 shares, respectively)	(225)	(251)

Total stockholders’ deficit attributable to Navistar International Corporation	(4,082)	(3,649)
Stockholders’ equity attributable to non-controlling interests	34	44

Total stockholders’ deficit	(4,048)	(3,605)

Total liabilities and stockholders’ deficit	$7,702	$8,315

Navistar International Corporation and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended July 31,
(in millions)	2014	2013
Cash flows from operating activities
Net loss	$(517)	$(710)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	177	225
Depreciation of equipment leased to others	79	105
Deferred taxes, including change in valuation allowance	(4)	19
Asset impairment charges	173	25
Gain on sales of investments and businesses, net	—	(13)
Amortization of debt issuance costs and discount	38	43
Stock-based compensation	12	19
Provision for doubtful accounts, net of recoveries	12	16
Equity in income of non-consolidated affiliates, net of dividends	4	5
Write-off of debt issuance cost and discount	1	6
Other non-cash operating activities	(27)	(60)
Changes in other assets and liabilities, exclusive of the effects of businesses disposed	(292)	354

Net cash provided by (used in) operating activities	(344)	34

Cash flows from investing activities
Purchases of marketable securities	(1,210)	(1,070)
Sales of marketable securities	1,092	664
Maturities of marketable securities	330	164
Net change in restricted cash and cash equivalents	(30)	(9)
Capital expenditures	(57)	(136)
Purchases of equipment leased to others	(157)	(351)
Proceeds from sales of property and equipment	40	22
Investments in non-consolidated affiliates	—	(25)
Proceeds from sales of affiliates	6	50

Net cash provided by (used in) investing activities	14	(691)

Cash flows from financing activities
Proceeds from issuance of securitized debt	105	279
Principal payments on securitized debt	(32)	(501)
Proceeds from issuance of non-securitized debt	603	390
Principal payments on non-securitized debt	(617)	(438)
Net increase in notes and debt outstanding under revolving credit facilities	87	87
Principal payments under financing arrangements and capital lease obligations	(20)	(55)
Debt issuance costs	(14)	(16)
Proceeds from financed lease obligations	44	276
Issuance of common stock	—	14
Proceeds from exercise of stock options	18	9
Dividends paid by subsidiaries to non-controlling interest	(40)	(35)
Other financing activities	—	4

Net cash provided by financing activities	134	14

Effect of exchange rate changes on cash and cash equivalents	(12)	(19)

Decrease in cash and cash equivalents	(208)	(662)
Cash and cash equivalents at beginning of the period	755	1,087

Cash and cash equivalents at end of the period	$547	$425

Navistar International Corporation and Subsidiaries

Segment Reporting

(Unaudited)

We define segment profit (loss) as net income (loss) from continuing operations attributable to Navistar International Corporation excluding income tax expense. The following tables present selected financial information for our reporting segments:

(in millions)	North America Truck	North America Parts	Global Operations	Financial Services(A)	Corporate and Eliminations	Total
Three Months Ended July 31, 2014
External sales and revenues, net	$1,801	$610	$395	$38	$—	$2,844
Intersegment sales and revenues	113	11	12	22	(158)	—

Total sales and revenues, net	$1,914	$621	$407	$60	$(158)	$2,844

Income (loss) from continuing operations attributable to NIC, net of tax	$(12)	$127	$(2)	$24	$(140)	$(3)
Income tax expense	—	—	—	—	(14)	(14)

Segment profit (loss)	$(12)	$127	$(2)	$24	$(126)	$11

Depreciation and amortization	$41	$4	$8	$12	$6	$71
Interest expense	—	—	—	18	60	78
Equity in income of non-consolidated affiliates	1	1	—	—	—	2
Capital expenditures(B)	4	—	2	—	1	7

(in millions)	North America Truck	North America Parts	Global Operations	Financial Services(A)	Corporate and Eliminations	Total
Three Months Ended July 31, 2013
External sales and revenues, net	$1,761	$583	$476	$41	$—	$2,861
Intersegment sales and revenues	135	13	23	20	(191)	—

Total sales and revenues, net	$1,896	$596	$499	$61	$(191)	$2,861

Income (loss) from continuing operations attributable to NIC, net of tax	$(143)	$98	$(22)	$23	$(193)	$(237)
Income tax expense	—	—	—	—	(16)	(16)

Segment profit (loss)	$(143)	$98	$(22)	$23	$(177)	$(221)

Depreciation and amortization	$59	$5	$9	$10	$5	$88
Interest expense	—	—	—	17	59	76
Equity in income of non-consolidated affiliates	2	1	—	—	—	3
Capital expenditures(B)	20	1	4	—	4	29

(in millions)	North America Truck	North America Parts	Global Operations	Financial Services(A)	Corporate and Eliminations	Total
Nine Months Ended July 31, 2014
External sales and revenues, net	$4,758	$1,818	$1,107	$115	$—	$7,798
Intersegment sales and revenues	330	33	26	57	(446)	—

Total sales and revenues, net	$5,088	$1,851	$1,133	$172	$(446)	$7,798

Income (loss) from continuing operations attributable to NIC, net of tax	$(353)	$357	$(185)	$71	$(440)	$(550)
Income tax expense	—	—	—	—	(25)	(25)

Segment profit (loss)	$(353)	$357	$(185)	$71	$(415)	$(525)

Depreciation and amortization	$168	$12	$24	$33	$19	$256
Interest expense	—	—	—	52	182	234
Equity in income (loss) of non-consolidated affiliates	3	3	(1)	—	—	5
Capital expenditures(B)	42	5	6	1	3	57

(in millions)	North America Truck	North America Parts	Global Operations	Financial Services(A)	Corporate and Eliminations	Total
Nine Months Ended July 31, 2013
External sales and revenues, net	$4,694	$1,873	$1,338	$119	$—	$8,024
Intersegment sales and revenues	382	45	60	59	(546)	—

Total sales and revenues, net	$5,076	$1,918	$1,398	$178	$(546)	$8,024

Income (loss) from continuing operations attributable to NIC, net of tax	$(547)	$329	$—	$64	$(550)	$(704)
Income tax expense	—	—	—	—	(53)	(53)

Segment profit (loss)	$(547)	$329	$—	$64	$(497)	$(651)

Depreciation and amortization	$244	$13	$27	$29	$17	$330
Interest expense	—	—	—	52	188	240
Equity in income (loss) of non-consolidated affiliates	7	4	(5)	—	—	6
Capital expenditures(B)	113	2	11	1	9	136

(in millions)	North America Truck	North America Parts	Global Operations	Financial Services	Corporate and Eliminations	Total
Segment assets, as of:
July 31, 2014	$2,355	$704	$816	$2,504	$1,323	$7,702
October 31, 2013	2,250	716	1,162	2,355	1,832	8,315

(A)	Total sales and revenues in the Financial Services segment include interest revenues of $44 million and $126 million for the three and nine months ended July 31, 2014, respectively and $47 million and $140 million for the three and nine months ended July 31, 2013, respectively.
(B)	Exclusive of purchases of equipment leased to others.

SEC Regulation G Non-GAAP Reconciliation

The financial measures presented below are unaudited and not in accordance with, or an alternative for, financial measures presented in accordance with U.S. generally accepted accounting principles (“GAAP”). The non-GAAP financial information presented herein should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP and are reconciled to the most appropriate GAAP number below.

Earnings (loss) Before Interest, Income Taxes, Depreciation, and Amortization (“EBITDA”):

We define EBITDA as our consolidated net income (loss) from continuing operations attributable to Navistar International Corporation, net of tax, plus manufacturing interest expense, income taxes, and depreciation and amortization. We believe EBITDA provides meaningful information to the performance of our business and therefore we use it to supplement our GAAP reporting. We have chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analyses of operating results.

Adjusted EBITDA:

We believe that adjusted EBITDA, which excludes certain identified items that we do not consider to be part of our ongoing business, improves the comparability of year to year results, and is representative of our underlying performance. Management uses this information to assess and measure the performance of our operating segments. We have chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analyses of operating results, to illustrate the results of operations giving effect to the non-GAAP adjustments shown in the below reconciliations, and to provide an additional measure of performance.

Manufacturing Cash, Cash Equivalents, and Marketable Securities:

Manufacturing cash, cash equivalents, and marketable securities represents the Company’s consolidated cash, cash equivalents, and marketable securities excluding cash, cash equivalents, and marketable securities of our financial services operations. We include marketable securities with our cash and cash equivalents when assessing our liquidity position as our investments are highly liquid in nature. We have chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analyses of our ability to meet our operating requirements, capital expenditures, equity investments, and financial obligations.

Structural costs consists of Selling, general and administrative expenses and Engineering and product development costs.

EBITDA reconciliation:

(in millions)	Three Months Ended July 31, 2014
Loss from continuing operations attributable to NIC, net of tax	(3)
Plus:
Depreciation and amortization expense	71
Manufacturing interest expense(A)	60

Less:
Income tax benefit (expense)	(14)

EBITDA	$142

(A)	Manufacturing interest expense is the net interest expense primarily generated from borrowings that support the manufacturing and corporate operations, adjusted to eliminate intercompany interest expense with our Financial Services segment. The following table reconciles Manufacturing interest expense to the consolidated interest expense:

(in millions)	Three Months Ended July 31, 2014
Interest expense	$78
Less: Financial services interest expense	18

Manufacturing interest expense	$60

Adjusted EBITDA reconciliation:

(in millions)	Three Months Ended July 31, 2014
EBITDA (reconciled above)	$142
Less significant items of:
Asset impairments charges	4
Adjustments to pre-existing warranties(A)	(29)
Restructuring charges(B)	16

(9)

Adjusted EBITDA	$133

(A)	Adjustments to pre-existing warranties reflect changes in our estimate of warranty costs for products sold in prior periods. Such adjustments typically occur when claims experience deviates from historic and expected trends. Our warranty liability is generally affected by component failure rates, repair costs, and the timing of failures. Future events and circumstances related to these factors could materially change our estimates and require adjustments to our liability. In addition, new product launches require a greater use of judgment in developing estimates until historical experience becomes available. The adjustments primarily impacted the North America Truck segment. In the third quarter of 2014, we recognized a benefit for adjustments to pre-existing warranties of $(29) million, or (0.36) per diluted share. The benefit is comprised of a benefit for changes in estimates of $(59) million, partially offset by a $30 million correction of prior-period errors primarily related to pre-existing warranties.
(B)	In the third quarter of 2014, the Company incurred restructuring charges of $16 million, primarily related to the closure 2011 closure of Chatham, Ontario plant, based on a ruling received from the Financial Services Tribunal in Ontario, Canada.

The above items did not have a material impact on taxes due to the valuation allowances on our U.S. deferred tax assets, which was established in the fourth quarter of 2012.

Manufacturing segment cash and cash equivalents and marketable securities reconciliation:

	As of July 31, 2014
(in millions)	Manufacturing Operations	Financial Services Operations	Consolidated Balance Sheet
Assets
Cash and cash equivalents	$517	$30	$547
Marketable securities	581	37	618

Total Cash and cash equivalents and Marketable securities	$1,098	$67	$1,165

(in millions)	July 31, 2014
Manufacturing Cash and cash equivalents and Marketable securities (reconciled above)	$1,098
Less: NFC intercompany loan	90

Adjusted Manufacturing Cash and cash equivalents and Marketable securities	$1,008

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